                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  ___________

                                    FORM 8-B


                         FOR REGISTRATION OF SECURITIES
                          OF CERTAIN SUCCESSOR ISSUERS
                FILED PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                             ROUGE INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


                    Delaware                         38-3340770
        (State of incorporation or organization)  (IRS Employer ID No.)


                                3001 MILLER ROAD
                                  P.0 BOX 1699
                            DEARBORN, MI 48121-1699
                                 (313) 390-6877
          (Address of principal executive offices, including Zip Code)


       Securities to be registered pursuant to Section 12(b) of the Act:


     Title of Each class                     Name of Each Exchange on Which
     to be so Registered                     Each Class is to be Registered
     -------------------                     ------------------------------

     Class A Common Stock,                    New York Stock Exchange, Inc.
   par value $0.01 per share


       Securities to be registered pursuant to Section 12(g) of the Act:

                                    NONE

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ITEM 1.  GENERAL INFORMATION.

     (a) Rouge Industries, Inc. (the "Registrant") was organized as a corporation under the laws of the State of Delaware on November 12, 1996.

     (b)  The fiscal year of the Registrant ends on December 31.


ITEM 2. TRANSACTION OF SUCCESSION.

     (a) Rouge Steel Company, a Delaware corporation, the only predecessor of the Registrant (the "Predecessor"), had shares of class A common stock registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and listed on the New York Stock Exchange (the "NYSE") at the time of succession.

     (b) Effective as of 11:59 p.m. on July 30, 1997, the Predecessor adopted a holding company form of organizational structure. The holding company organizational structure was effected pursuant to an Agreement and Plan of Merger (the "Merger Agreement") among the Predecessor, the Registrant and Rouge Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant ("Merger Sub"). The Merger Agreement provides for, among other things, the merger (the "Merger") of the Predecessor with and into Merger Sub, with the Predecessor as the surviving corporation. Pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, stockholder approval of the Merger was not required.

          As a result of the Merger, the Predecessor became a direct wholly-owned subsidiary of the Registrant and (i) each share of class A common stock of the Predecessor issued and outstanding was converted into and exchanged for one share of class A common stock of the Registrant, (ii) each share of class B common stock of the Predecessor issued and outstanding was converted into and exchanged for one share of class B common stock of the Registrant,
(iii) each issued and outstanding share of common stock of Merger Sub was converted into and exchanged for one share of the common stock of the Predecessor and (iv) each share of common stock of the Registrant issued and outstanding immediately prior to the Merger Sub was cancelled without any consideration being paid therefor.

          Also as a result of the Merger, each outstanding employee stock option to purchase shares of the Predecessor's class A common stock granted under any employee stock option or compensation plan or arrangement of the Predecessor was converted into an option to purchase one share of the Registrant's class A common stock in accordance with the provisions of such employee stock option or compensation plan or arrangement.


ITEM 3.  SECURITIES TO BE REGISTERED.

          The Registrant is authorized by its Amended and Restated Certificate of Incorporation to issue up to 80,000,000 shares of class A common stock. As of the effective time


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


Of the Merger, the Registrant will have 14,373,611 shares of class A common stock issued and outstanding, none of which will be held by or for the account of the Registrant.


ITEM 4.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

The description of the class A common stock set forth in Item 1 of the Registration Statement on Form 8-A (No. 1-12852) of the Predecessor filed with the Securities and Exchange Commission on February 25, 1994, including any amendment or reports filed for the purpose of updating such description, is incorporated herein by reference. Copies of the Form 8-A of the Predecessor have been filed with the NYSE.


ITEM 5.     FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Pursuant to Instruction (a) of the Instructions As To Financial Statements for Form 8-B, since the capital structure and balance sheet of the Registrant on a consolidated basis immediately after the Merger are substantially the same as those of the Predecessor immediately prior to the Merger on a consolidated basis, no financial statements are being filed with this Registration Statement.

     (b)    Exhibits.

2.1* Agreement and Plan of Merger, dated July 20, 1997, by and among the Registrant, the Predecessor and Merger Sub.

3.1*    Amended and Restated Certificate of Incorporation of the Registrant.

3.2*    Amended and Restated By-laws of the Registrant.

3.3*    Amended and Restated Certificate of Incorporation of the Predecessor.

3.4*    New Article 2.16 of the Amended and Restated By-Laws of the Predecessor.

4.1     Amended and Restated Stockholders Agreement dated as of November
        14, 1996 (the "Stockholders Agreement"), among the Predecessor, Carl L. Valdiserri and Worthington Industries, Incorporated ("Worthington") (incorporated herein by reference to Exhibit 10.3 to the Predecessor's 1996 Annual Report on Form 10-K (Commission File Number 1-12852) (the "1996 Form 10-K"))

4.2* First Amendment to Amended and Restated Stockholders Agreement, dated July 20, 1997, by and among the Predecessor, the Registrant, Carl L. Valdiserri and Worthington.

10.1* Amended and Restated Credit Agreement, dated as of July 30, 1997 among the Registrant, the Predecessor, the financial institutions party thereto and The Chase Manhattan Bank, as Agent.




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
10.2* Guaranty dated as of July 30, 1997 by the Registrant as Guarantor, in favor of The Chase Manhattan Bank, as Agent.

10.3 Purchase and Sale Agreement dated as of December 15, 1989, between Ford Motor Company ("Ford") and Marico Acquisition Corp. ("Marico") (incorporated herein by reference to Exhibit 10.10 to the Predecessor's Registration Statement on Form S-1 (registration No. 33-74698) (the "S-1 Registration Statement")).

10.4 Oxygen, Nitrogen and Argon Supply Agreement dated as of November 16, 1993, between Praxair, Inc. and the Predecessor (incorporated herein by reference to Exhibit 3.1 to the Predecessor's 1994 Annual Report on Form 10-K (Commission File Number 1-12852) (the "1994 Form 10-K")).

10.5 Steel Purchase Agreement dated as of December 15, 1989, between the Predecessor and Ford (incorporated herein by reference to Exhibit 10.16 to the S-1 Registration Statement).

10.6 Steel Products Purchase Agreement dated as of December 15, 1989, between the Predecessor and Worthington (the "Worthington Agreement") (incorporated herein by reference to Exhibit 10.17 to the S-1 Registration Statement).

10.7 Letter dated February 20, 1996 confirming Exercise of Option to Extend Term of Worthington Agreement (incorporated herein by reference to Exhibit 10.8 to the Predecessor's 1995 Annual Report on Form 10-K (Commission File Number 1-12852) (the "1995 Form 10-K")).

10.8 Technical and Transportation Services Agreement dated as of December 15, 1989, between the Predecessor and Ford (incorporated herein by reference to Exhibit 10.18 to the S-1 Registration Statement).

10.9 Railroad Services Agreement dated as of December 15, 1989, between the Predecessor and Ford (incorporated herein by reference to Exhibit 10.19 to the S-1 Registration Statement).

10.10 Scrap Sale Agreement dated as of December 15, 1989, between the Predecessor and Ford (incorporated herein by reference to Exhibit 10.20 to the S-1 Registration Statement).

10.11 Powerhouse Joint Operating Agreement dated as of December 15, 1989, between the Predecessor and Ford (incorporated herein by reference to Exhibit 10.21 to the S-1 Registration Statement).

10.12 Transitional Services Agreement dated as of December 15, 1989 between the Predecessor and Ford (incorporated herein by reference to Exhibit
        10.22 to the S-1 Registration Statement).

10.13 Joint Venture Agreement dated as of November 30, 1984 (the "Joint Venture Agreement"), between United States Steel Corporation ("USS") and the Predecessor (incorporated herein by reference to Exhibit 10.23 to the S-1 Registration Statement).

10.14 Amendment to Joint Venture Agreement (incorporated herein by reference to Exhibit 10.24 to the S-1 Registration Statement).

10.15   Operating Agreement for Shiloh of Michigan, L.L.C. dated as of
        January 2, 1996 by and among Shiloh of Michigan, L.L.C., the Predecessor and Shiloh Industries, Inc. (incorporated herein by reference to Exhibit
        10.16 to the 1995 Form 10-K).

10.16 Natural Gas Operating Agreement dated as of December 15, 1989 between the Predecessor and Ford (incorporated herein by reference to Exhibit
        10.25 to the S-1 Registration Statement).

10.17 Operating Agreement of Spartan Steel Coating, L.L.C. dated as of November 14, 1996 among QS Steel Inc. and Worthington Steel of
        Michigan, Inc. (incorporated herein by reference to Exhibit 10.18 to the 1996 Form 10-K).

10.18 Eveleth Mines Exit Agreement dated as of November 25, 1996 among Oglebay Norton Company, ONCO Eveleth Company, Eveleth Taconite Company, Eveleth Expansion Company, AK Steel Corporation, Virginia Horn Taconite Company, the Predecessor, Stelco, Inc., Ontario Eveleth Company and Eveleth Mines LLC (incorporated herein by reference to Exhibit 10.19 to the 1996 Form 10-K).

10.19 Pellet Sale and Purchase Agreement dated as of January 1, 1997 by and between Eveleth Mines LLC and the Predecessor (incorporated herein by reference to Exhibit 10.20 to the 1996 Form 10-K).

10.20 Member Control Agreement of Eveleth Mines LLC dated as of December 2, 1996 between Virginia Horn Taconite Company, and Ontario Eveleth Company (incorporated herein by reference to Exhibit 10.21 to the 1996 Form 10-K).

10.21 Letter Agreement dated as of October 25, 1996 between Worthington and the Predecessor (incorporated herein by reference to Exhibit 10.22 to the 1996 Form 10-K).

10.22 Furnace Coke Supply Agreement dated as of October 31, 1996 between the Predecessor and Bethlehem Steel Corporation (incorporated herein by reference to Exhibit 10.23 to the 1996 Form 10-K).




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
10.23 Pellet Sale and Purchase and Trade Agreement dated as of January 1, 1991 by and between The Cleveland-Cliffs Iron Company and the Predecessor (incorporated herein by reference to Exhibit 10.31 to the S-1 Registration Statement).

10.24 Agreement for Production, Sale and Purchase of Coal dated as of January 15, 1975 ("Coal Purchase Agreement") by and among Ford, Blackberry
        Creek Coal Company ("Blackberry") and A.T. Massey Coal Company, Inc. ("Massey")( incorporated herein by reference to Exhibit 10.32 to the S-1 Registration Statement).

10.25 Amendment No. 1 to the Coal Purchase Agreement dated as of January 1, 1987 by and among the Predecessor (as successor to Ford), Blackberry and Massey Coal Sales Company, Inc. (as successor to Massey) (incorporated herein by reference to Exhibit 10.33 to the S-1 Registration Statement).

10.26 Coke Tolling Agreement dated December 22, 1993 between U.S.S Subsidiary of USX Corporation and the Predecessor (incorporated herein by reference to Exhibit 10.34 to the S-1 Registration Statement).

10.27 Agreement for the Provision of Tolled Coke dated December 22, 1992 between New Boston Coke Corporation. ad the Predecessor (incorporated herein by reference to Exhibit 10.35 to the S-1 Registration Statement).

10.28 Purchase Agreement among Rouge Steel Company, Stelco Inc. and Ontario Eveleth Company dated March 1, 1993 (incorporated herein by reference to Exhibit 10.36 to the S-1 Registration Statement).

10.29* Amended and Restated Rouge Steel Company Savings Plan for the Salaried Employees.

10.30* Amended and Restated Rouge Steel Company Tax-Efficient Savings Plan for Hourly Employees.

10.31 Rouge Steel Company Profit Sharing Plan for Salaried Employees (incorporated herein by reference to Exhibit 10.38 to the S-1 Registration Statement).

10.32*  Amended and Restated Stock Incentive Plan.

10.33*  Amended and Restated Outside Director Equity Plan.

10.34 Rouge Steel Company's Retirement Plan for Salaried Employees (incorporated herein by reference to Exhibit 10.41 to the S-1 Registration Statement).

10.35 Rouge Steel Company Short-Term Incentive Program (incorporated herein by reference to Exhibit 10.39 the S-1 Registration Statement).

10.36 Rouge Steel Company Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.40 to the S-1 Registration Statement).










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


10.37 Lease between Ford and the Predecessor dated January 1, 1982 (the "Lease") (incorporated herein by reference to Exhibit 10.42 to the S-1 Registration Statement).

10.38 First Amendment to the Lease dated as of July 1, 1992 (incorporated herein by reference to Exhibit 10.43 to the S-1 Registration Statement).

10.39 Second Amendment to the Lease dated as of January 1, 1992 (incorporated herein by reference to Exhibit 10.44 to the S-1 Registration Statement).

10.40 Third Amendment to the Lease dated as of June 27, 1994 (incorporated herein by reference to Exhibit 10.39 to the 1995 Form 10-K).

   21*  Subsidiaries of the Registrant

----------------

* Filed herewith.

                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement of be signed on its behalf by the undersigned, thereto duly authorized.


                                     ROUGE INDUSTRIES, INC.



Date: July 21, 1997                  By: /s/ Carl L. Valdiserri
                                        ----------------------------------
                                     Name:   Carl L. Valdiserri
                                     Title:  Chief Executive Officer and
                                             Chairman of the Board

















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                              INDEX TO EXHIBITS

Exhibit
Number            Description of Exhibit
-------           ----------------------

2.1* Agreement and Plan of Merger, dated July 20, 1997, by and among the Registrant, the Predecessor and Merger Sub.

3.1*    Amended and Restated Certificate of Incorporation of the Registrant.

3.2*    Amended and Restated By-laws of the Registrant.

3.3*    Amended and Restated Certificate of Incorporation of the Predecessor.

3.4*    New Article 2.16 of the Amended and Restated By-Laws of the
        Predecessor.

4.1     Amended and Restated Stockholders Agreement dated as of November
        14, 1996 (the "Stockholders Agreement"), among the Predecessor, Carl L. Valdiserri and Worthington Industries, Incorporated ("Worthington") (incorporated herein by reference to Exhibit 10.3 to the Predecessor's 1996 Annual Report on Form 10-K (Commission File Number 1-12852) (the "1996 Form 10-K"))

4.2* First Amendment to Amended and Restated Stockholders Agreement, dated July 20, 1997, by and among the Predecessor, the Registrant, Carl L. Valdiserri and Worthington.

10.1* Amended and Restated Credit Agreement, dated as of July 30, 1997 among the Registrant, the Predecessor, the financial institutions party thereto and The Chase Manhattan Bank, as Agent.

10.2* Guaranty dated as of July 30, 1997 by the Registrant as Guarantor, in favor of The Chase Manhattan Bank, as Agent.

10.3 Purchase and Sale Agreement dated as of December 15, 1989, between Ford Motor Company ("Ford") and Marico Acquisition Corp. ("Marico") (incorporated herein by reference to Exhibit 10.10 to the Predecessor's Registration Statement on Form S-1 (registration No. 33-74698) (the "S-1 Registration Statement")).

10.4 Oxygen, Nitrogen and Argon Supply Agreement dated as of November 16, 1993, between Praxair, Inc. and the Predecessor (incorporated herein by reference to Exhibit 3.1 to the Predecessor's 1994 Annual Report on Form 10-K (Commission File Number 1-12852) (the "1994 Form 10-K")).

10.5 Steel Purchase Agreement dated as of December 15, 1989, between the Predecessor and Ford (incorporated herein by reference to Exhibit 10.16 to the S-1 Registration Statement).

10.6 Steel Products Purchase Agreement dated as of December 15, 1989, between the Predecessor and Worthington (the "Worthington Agreement") (incorporated herein by reference to Exhibit 10.17 to the S-1 Registration Statement).

10.7 Letter dated February 20, 1996 confirming Exercise of Option to Extend Term of Worthington Agreement (incorporated herein by reference to Exhibit 10.8 to the Predecessor's 1995 Annual Report on Form 10-K (Commission File Number 1-12852) (the "1995 Form 10-K")).

10.8 Technical and Transportation Services Agreement dated as of December 15, 1989, between the Predecessor and Ford (incorporated herein by reference to Exhibit 10.18 to the S-1 Registration Statement).

10.9 Railroad Services Agreement dated as of December 15, 1989, between the Predecessor and Ford (incorporated herein by reference to Exhibit 10.19 to the S-1 Registration Statement).

10.10 Scrap Sale Agreement dated as of December 15, 1989, between the Predecessor and Ford (incorporated herein by reference to Exhibit 10.20 to the S-1 Registration Statement).

10.11 Powerhouse Joint Operating Agreement dated as of December 15, 1989, between the Predecessor and Ford (incorporated herein by reference to Exhibit 10.21 to the S-1 Registration Statement).

10.12 Transitional Services Agreement dated as of December 15, 1989 between the Predecessor and Ford (incorporated herein by reference to Exhibit
        10.22 to the S-1 Registration Statement).

10.13 Joint Venture Agreement dated as of November 30, 1984 (the "Joint Venture Agreement"), between United States Steel Corporation ("USS") and the Predecessor (incorporated herein by reference to Exhibit 10.23 to the S-1 Registration Statement).

10.14 Amendment to Joint Venture Agreement (incorporated herein by reference to Exhibit 10.24 to the S-1 Registration Statement).

10.15   Operating Agreement for Shiloh of Michigan, L.L.C. dated as of
        January 2, 1996 by and among Shiloh of Michigan L.L.C., the Predecessor and Shiloh Industries, Inc. (incorporated herein by reference to Exhibit
        10.16 to the 1995 Form 10-K).

10.16 Natural Gas Operating Agreement dated as of December 15, 1989 between the Predecessor and Ford (incorporated herein by reference to Exhibit
        10.25 to the S-1 Registration Statement).

10.17 Operating Agreement of Spartan Steel Coating, L.L.C. dated as of November 14, 1996 among QS Steel, Inc. and Worthington Steel of Michigan, Inc. (incorporated herein by reference to Exhibit 10.18 to the 1996 Form 10-K).

10.18 Eveleth Mines Exit Agreement dated as of November 25, 1996 among Oglebay Norton Company, ONCO Eveleth Company, Eveleth Taconite Company, Eveleth Expansion Company, AK Steel Corporation, Virginia Horn Taconite Company, the Predecessor, Stelco, Inc., Ontario Eveleth Company and Eveleth Mines LLC (incorporated herein by reference to Exhibit 10.19 to the 1996 Form 10-K).

10.19 Pellet Sale and Purchase Agreement dated as of January 1, 1997 by and between Eveleth Mines LLC and the Predecessor (incorporated herein by reference to Exhibit 10.20 to the 1996 Form 10-K).

10.20 Member Control Agreement of Eveleth Mines LLC dated as of December 2, 1996 between Virginia Horn Taconite Company, and Ontario Eveleth Company (incorporated herein by reference to Exhibit 10.21 to the 1996 Form 10-K).

10.21 Letter Agreement dated as of October 25, 1996 between Worthington and the Predecessor (incorporated herein by reference to Exhibit 10.22 to the 1996 Form 10-K).

10.22 Furnace Coke Supply Agreement dated as of October 31, 1996 between the Predecessor and Bethlehem Steel Corporation (incorporated herein by reference to Exhibit 10.23 to the 1996 Form 10-K).

10.23 Pellet Sale and Purchase and Trade Agreement dated as of January 1, 1991 by and between The Cleveland-Cliffs Iron Company and the Predecessor (incorporated herein by reference to Exhibit 10.31 to the S-1 Registration Statement).

10.24 Agreement for Production, Sale and Purchase of Coal dated as of January 15, 1975 ("Coal Purchase Agreement") by and among Ford, Blackberry
        Creek Coal Company ("Blackberry") and A.T. Massey Coal Company, Inc. ("Massey")( incorporated herein by reference to Exhibit 10.32 to the S-1 Registration Statement).

10.25 Amendment No. 1 to the Coal Purchase Agreement dated as of January 1, 1987 by and among the Predecessor (as successor to Ford), Blackberry and Massey Coal Sales Company, Inc. (as successor to Massey) (incorporated herein by reference to Exhibit 10.33 to the S-1 Registration Statement).

10.26 Coke Tolling Agreement dated December 22, 1993 between U.S.S Subsidiary of USX Corporation and the Predecessor (incorporated herein by reference to Exhibit 10.34 to the S-1 Registration Statement).

10.27 Agreement for the Provision of Tolled Coke dated December 22, 1992 between New Boston Coke Corporation. ad the Predecessor (incorporated herein by reference to Exhibit 10.35 to the S-1 Registration Statement).

10.28 Purchase Agreement among Rouge Steel Company, Stelco Inc. and Ontario Eveleth Company dated March 1, 1993 (incorporated herein by reference to Exhibit 10.36 to the S-1 Registration Statement).

10.29* Amended and Restated Rouge Steel Company Savings Plan for the Salaried Employees.

10.30* Amended and Restated Rouge Steel Company Tax-Efficient Savings Plan for Hourly Employees.

10.31 Rouge Steel Company Profit Sharing Plan for Salaried Employees (incorporated herein by reference to Exhibit 10.38 to the S-1 Registration Statement).

10.32*  Amended and Restated Stock Incentive Plan.

10.33*  Amended and Restated Outside Director Equity Plan.

10.34 Rouge Steel Company's Retirement Plan for Salaried Employees (incorporated herein by reference to Exhibit 10.41 to the S-1 Registration Statement).

10.35 Rouge Steel Company Short-Term Incentive Program (incorporated herein by reference to Exhibit 10.39 the S-1 Registration Statement).

10.36 Rouge Steel Company Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.40 to the S-1 Registration Statement).

10.37 Lease between Ford and the Predecessor dated January 1, 1982 (the "Lease") (incorporated herein by reference to Exhibit 10.42 to the S-1 Registration Statement).

10.38 First Amendment to the Lease dated as of July 1, 1992 (incorporated herein by reference to Exhibit 10.43 to the S-1 Registration Statement).

10.39 Second Amendment to the Lease dated as of January 1, 1992 (incorporated herein by reference to Exhibit 10.44 to the S-1 Registration Statement).

10.40 Third Amendment to the Lease dated as of June 27, 1994 (incorporated herein by reference to Exhibit 10.39 to the 1995 Form 10-K).

   21*  Subsidiaries of the Registrant

----------------

* Filed herewith.